Exhibit 99

AFV Solutions Appoints Chief Financial Officer

Thursday August 24, 8:00 am ET

IRVINE, Calif.--(BUSINESS WIRE)--Aug. 24, 2006--AFV Solutions, Inc. (OTCBB:AFVS - News) announces the appointment of Ms. Suzanne Herring as its new Chief Financial Officer (CFO). Ms. Herring joins AFV with over 19 years of financial, private and public accounting experience.

Ms. Herring has worked as an auditor of public and non-public companies and has served as a chief financial officer for multiple businesses. Further, Ms. Herring has a broad individual and corporate taxation background. Since February 2005, Ms. Herring has been president of Opus Pointe, a Las Vegas, Nevada-based consulting firm specializing in providing contract CFO services and internal control compliance and implementation to publicly traded small business issuers. From 1995 to present, Ms. Herring has owned and operated American West Financial Services, a Las Vegas, Nevada-based financial and taxation consulting firm. From 2003 through 2005, Ms. Herring was an auditor for a Las Vegas, Nevada-based CPA firm, Beckstead and Watts, LLP. Prior to joining Beckstead and Watts, Ms. Herring served as the Chief Financial Officer for a Las Vegas, Nevada-based commercial development and construction company. From 1993 to 1995, Ms. Herring served as a staff accountant for Piercy, Bowler, Taylor & Kern CPAs, a Las Vegas, Nevada-based CPA firm. In addition, Ms. Herring is a member of the American Institute of Certified Public Accountants (AICPA). Ms. Herring majored in accounting and minored in finance at the University of Nevada Las Vegas. Further, Ms. Herring serves as a member of the board of directors and as chairman of the audit committee for Petrol Oil and Gas, Inc., a 34 Act registered company.

"Obviously we are very pleased to have a CFO with the corporate breadth and financial experience that Ms. Herring brings to our management team," said Jeff Groscost, AFV's President. "At a time when we are poised to expand our development and implementation plans in the alternative fuel industry, it's reassuring to have a CFO with proven skills in corporate development and financial reporting."

About AFV Solutions, Inc.

AFV Solutions, Inc. is an alternative fuel vehicle solutions provider dedicated to seeking alternatives to petroleum as a fuel for transportation. It offers options to gasoline users through propane and compressed natural gas (CNG) conversions. Utilizing advanced technologies, AFV Solutions provides immediate results in terms of fuel economy, a cleaner environment and cost savings. AFV Solutions researchers are also exploring ways to obtain a higher ethanol yield than is currently possible, working to create on-board hydrogen generation for vehicle applications, and developing hybrid electric and hybrid diesel bus applications.

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits resulting from Ms. Herring's experience, stated or implied capabilities of Ms. Herring, and any other effects resulting from Ms. Herring's appointment are forward-looking statements. Such statements regarding the real or implied ability of the company to improve its production, assets, or the economic commercialization of any of the above involve risks and uncertainties, including, but not limited to, discovering producible minerals such as oil or gas, the value of testing results, costs, delays, and any other difficulties related to the alternative fuel industry, financing, marketing and sales, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated or implied. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

AFV Solutions, Inc.

Jeff Groscost, 949-748-6600